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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                 NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

                 PUGET SOUND ALTERNATIVE INVESTMENT SERIES TRUST
                 -----------------------------------------------
                            Exact Name of Registrant


                            NOTIFICATION OF ELECTION

         The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                   SIGNATURES

         Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the Registrant has caused this Notification of Election to be duly executed on its behalf in the City of Seattle and the State of Washington on the 16th day of April, 1998.

                                              PUGET SOUND ALTERNATIVE
                                              INVESTMENT SERIES TRUST


                                              By:/s/ Margaret M. Towle
                                                 -------------------------------
                                                 Margaret M. Towle
                                                 President

ATTEST:


/s/ Gregory C. Davis
-------------------------------
Gregory C. Davis
Attorney